Exhibit 3.3

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

OF BISON PETROLEUM, CORP.

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20150334231-94
Barbara K. Cegavske	Filing Date and Time 07/24/2015 8:00 AM
Barbara K. Cegavske Secretary of State State of Nevada	Entity Number E0053732010-6

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Bison Petroleum, Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

1. Name of Corporation: The name of the corporation is Yinhang Internet Technologies Development, Inc.

3. Authorized Stock: Number of shares with par value: 21,000,000 par value per share: $0.001.
See Attachment A for more detailed information.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Holders of 67.80% of shares

4. Effective date and time of filing: (optional) Date: August 31 2015 Time: 5:00 p.m. EDST
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer Yahong Zhao, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

Attachment A to Certificate of Amendment of Bison Petroleum, Corp.

The Corporation shall be authorized to issue 21,000,000 shares of capital stock, of which 20,000,000 shares shall be shares of common stock, $0.001 par value (“Common Stock”), and 1,000,000 shares shall be shares of preferred stock, $0.001 par value (“Preferred Stock”).

Shares of Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to fix by resolution or resolutions the classes, series, and number of each class or series of stock as provided in Nevada Revised Statutes (“NRS”) 78.195, 78.1955, and 78.196, as well as prescribe the voting powers, if any, designations, powers, preferences, and the relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, of any unissued class or series of Preferred Stock; to fix the number of shares constituting such class or series; and to increase or decrease the number of shares of any such class or series, but not below the number of shares thereof then outstanding.

Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the powers, designations, preferences, limitations, restrictions, and relative rights of any Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall entitle the holder thereof to one vote on all matters on which stockholders are entitled generally to vote, and the holders of Common Stock shall vote together as a single class.

Effective as of 5:00 p.m. Eastern Daylight Standard Time on August 31, 2015 (the "Effective Time"), each one hundred shares of common stock of the Corporation issued and outstanding or held as treasury shares at the Effective Time (the "Old Common Shares"), without any action on the part of the holder thereof, shall automatically be converted into one share of Common Stock. If the Reverse Split would result in the record owner receiving than one whole share, the Corporation will issue such additional fractions of a share necessary to equal one whole share.

The Corporation's stated capital shall be reduced by an amount equal to the aggregate par value of the common shares issued prior to the effectiveness of this Certificate of Amendment which, as a result of the Reverse Split provided for herein, are no longer issued common shares.